Stillwater Mining Company Reports Third Quarter Earnings

BILLINGS, MT -- (Marketwire - October 30, 2012) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U)

  Net income attributable to common stockholders of $13.0 million or $0.11 per diluted share
  Third-quarter mine production of 127,000 ounces; 500,000 ounce guidance for full year 2012 reiterated
  Lower metal prices reduce earnings
  Offering of $396.75 million of 1.75% senior convertible notes completed this month
  Montana development projects continue to advance
  New-miner training recruitment for development efforts progressing well

Stillwater Mining Company today reported consolidated net income attributable to common stockholders for the 2012 third quarter of $13.0 million, or $0.11 per diluted share. Total revenues for the third quarter were $181.0 million. Net income attributable to common stockholders reported for the third quarter of 2011 was $40.7 million, or $0.37 per diluted share with revenues of $253.7 million. The third quarter 2012 results reflect lower PGM prices and higher consolidated total cash costs than in last year's third quarter and include a $6.6 million foreign currency transaction gain and exploration expenses of $1.7 million.

For the first nine months of 2012, Stillwater reported net income attributable to common stockholders of $33.6 million, or $0.29 per diluted share, on revenues of $596.9 million, compared to net income of $119.6 million, or $1.10 per diluted share, on revenues of $646.3 million, for the same period in 2011.

The Company's mines produced a total of 127,000 ounces of palladium and platinum during the third quarter of 2012, a 2.3% decrease from the 130,000 ounces produced in the third quarter of 2011 and a 4.8% decrease from the 133,400 ounces produced during the second quarter of 2012. Production for the first nine months of 2012 was 381,200 ounces compared to 403,800 ounces in the first nine months of 2011. Most of the variability in production is the result of normal changes in mining conditions and the array of stopes available for mining from period to period. Based on production results for the first nine months of 2012 and projections for the remainder of the year, the Company is reiterating its full year 2012 guidance for mine production of 500,000 ounces.

Third quarter 2012 revenues from sales of mined production (including by-products) totaled $107.1 million, down from $145.0 million in the same period last year as a result of lower PGM prices and volumes. Combined sales realizations decreased during the third quarter of 2012 for mined palladium and platinum ounces, averaging $803 per ounce, an 18.7% decrease from the $988 per ounce realized in the third quarter of 2011. The total quantity of mined palladium and platinum sold declined to 124,300 ounces in the third quarter of 2012, a 9.8% decrease compared to the 137,800 ounces sold during the same period in 2011. Income in the third quarter of 2012 included $23.3 million from mining operations and $1.9 million from recycling activities. For the third quarter of 2011, income from mining operations and recycling activities were $58.6 million and $4.4 million, respectively.

Total cash costs per mined ounce (a non-GAAP measure defined below) averaged $496 in the third quarter of 2012, compared to total cash costs of $439 per ounce for the third quarter of 2011. This expected increase in cash costs is primarily a result of lower mine production and higher labor costs, reflecting an increase in contractual wage and benefit rates and hiring for the Company's new miner training program that was implemented earlier this year. The total number of Montana employees has increased to 1,629 at the end of the third quarter of 2012 from 1,493 at the end of the third quarter of 2011. Based on current projections, the Company is maintaining its total cash costs guidance of $500 per mined ounce for the full year 2012.

The Company processed recycling material containing 96,200 ounces of palladium, platinum and rhodium through its smelter and refinery during the third quarter of 2012, down from the 133,500 ounces recycled during the third quarter of 2011. Recycling sales volumes decreased to 74,600 ounces in the third quarter of 2012, from 86,700 ounces in the third quarter of 2011. Revenues from sales of purchased recycling materials totaled $73.5 million in the 2012 third quarter, down from $106.6 million in the same period last year. Tolling revenues declined to $0.5 million in this year's third quarter, compared to $0.8 million in the comparable quarter of 2011. The Company's recycling segment had income for the 2012 third quarter of $1.9 million (including financing income), compared to income of $4.4 million reported for the third quarter of 2011. The Company's combined average realized price for sales of recycled palladium, platinum and rhodium declined to $985 per ounce in the third quarter of 2012 from $1,230 per ounce in the third quarter of 2011.

Commenting on the Company's third quarter results, Frank McAllister, the Company's Chairman and Chief Executive Officer, observed, "Overall, we are pleased with the Company's third quarter performance, especially when considering the rather volatile metal markets during the quarter. While palladium and platinum prices were substantially lower than in the same period last year, our operating mines performed well and our development projects have continued to advance. Both mine production and cash costs remain on target, and we have reaffirmed our guidance for the year 2012 of 500,000 total mined ounces of palladium and platinum at a total cash cost of $500 per ounce. At the same time, we have reduced our guidance for 2012 capital and exploration expenditures. We now estimate 2012 capital spending at about $127 million from $135 million and exploration spending at about $17 million from $27 million.

"As we reported previously, the new tunnel boring machine, or TBM, has just now been put into operation at the Blitz project. Utilization of the TBM expands the scope of our drilling and accelerates the time frame. This underground machine is an impressive 450 feet long when fully assembled and cuts a tunnel 18 feet in diameter. The new TBM has been installed inside the east portal at the Stillwater Mine and ultimately will drive a 23,000-foot access drift to the east along the J-M Reef. Simultaneously, a mining team will drive a parallel tunnel about 600 feet above the TBM, using conventional drill and blast methods. Both tunnels eventually will be intersected by a new surface portal and decline situated at their far end that will provide ventilation and emergency egress for the Blitz area. The Blitz project, which provides a backbone for potential future operations to the east of the Stillwater Mine, is targeted for completion in late 2016 or 2017. We have recently updated our assessment of total cost to complete the project, which currently is estimated at about $197 million.

"We also have continued to make progress on our Graham Creek project, expanding to the west of our existing operations at the East Boulder Mine. The TBM there, which was already in place as a holdover from the original East Boulder project, has now progressed about 5,700 feet to the west, out of its total targeted footage of about 8,200 feet. The TBM drive at Graham Creek should be finished sometime in the first half of 2013, after which we will begin developing two new ventilation shafts to the surface to provide support for future operations in that area. The Graham Creek project should wrap up in early 2015, at a total cost that we now estimate will be about $13 million."

Referencing the Company's Marathon PGM-copper project near the north shore of Lake Superior in Canada, Mr. McAllister noted, "Our efforts at Marathon continue to progress primarily on two fronts right now -- the joint federal/provincial environmental review is advancing, and definitive engineering design work is underway. A few weeks ago we announced preliminary engineering findings that indicate the palladium metal content was overestimated in a portion of the original resource and reserve modeling work provided to us at the time of the acquisition. We still don't know the overall effect or materiality of these findings on Marathon's infrastructure, on its economics, or on its permitting timeline, but as we cautioned earlier, the effect is likely to be some deterioration in both project economics and ore reserves. At the same time, we also are seeing some potential increase in the overall resource tonnage as a result of higher metals prices, better-than-estimated metal recoveries and new drilling information, which might partially offset the effect of lower ore reserve grades. We expect the final engineering study to be completed during the first half of 2013. "

Turning to the Company's Altar copper-gold exploration project, located in the high Andes of the San Juan province in northwestern Argentina, Mr. McAllister continued, "Other than finishing up some metallurgical studies on the drill results from this past year's drilling season, activity on the Altar project was fairly limited during the third quarter. We were able to publish our drill results for the drill season that ended this past April, which are available on the Company's website. The results were generally encouraging. This drilling extended the known mineralization to greater depth in the original Altar discovery area, confirmed the presence and significance of a second distinct mineralizing center with somewhat higher gold grades in the eastern portion of the Altar resource area, and reconnaissance drilling penetrated a potential third distinct mineralizing center indicating additional mineral potential to the north of the current Altar resource. Drilling still has not defined the perimeter of the Altar mineralizing area. Added drilling at Quebrada de la Mina, a promising gold target to the northwest of the principal Altar mineral resource, indicated attractive gold grades but insufficient volumes to sustain a stand-alone gold operation there.

"While Altar exploration and related support expenditures were budgeted at about $25 million for 2012, only about $15.9 million in total (including administrative expenses) has been spent through September, suggesting that even with some added fourth quarter costs to mobilize next year's drilling program, total spending at Altar will probably not exceed $20 million this year. Drilling in the 2012-2013 season will focus on extending our understanding of the Altar resource at depth, as well as trying to determine the eastern boundary of the mineralization."

Concluding his review of the Company's projects, Mr. McAllister added, "After we commissioned our new smelting furnace in May of 2009, we stripped the brick out of the prior furnace in anticipation of refurbishing it to become a slag cleaning circuit. During 2011, we rebricked the old furnace and completed the necessary engineering of the operating systems in order to connect the modified furnace with the Company's primary smelting furnace. Most of the slag handling changes have now been completed or are currently in progress. The electric arc in the reconfigured furnace has now been struck and conditioning of the furnace is currently underway. Once operational, the slag cleaning furnace will be temporarily used for smelting so that final modifications can be installed on the primary furnace. Construction is scheduled to be complete and the slag cleaning circuit fully operational at the beginning of December 2012. Our engineers have estimated that the slag cleaning operation will recover approximately 4,000 ounces of PGMs annually from both mined and recycled materials that would otherwise remain bound up in the smelter slags.

"Separately, work on our new precious metal refining technology continues with further process test work scheduled during the fourth quarter of 2012."

Commenting on the Company's recent convertible debenture offering, which closed earlier this month, Mr. McAllister observed, "The Company's successful $396.75 million convertible debt offering positions us to pay off the $166.5 million of existing convertible notes that are due to be redeemed early next year. It also provides assurance that adequate working capital should be available to sustain our operations and to progress with the Marathon project, once the necessary approvals are in hand and the engineering design work is completed. At the appropriate time, we expect to seek additional financing for the Marathon project. These notes bear interest at a rate of 1.75% per annum, do not provide for redemption until 2019, and they allow the Company to settle them in any combination of shares and cash, at our election. We are very pleased with the terms we achieved in this financing.

"Finally, on a personal note, I would like to welcome Mr. Gary Sugar as a new director recently appointed to our Company's board. Gary is a geologist by training and an investment banker by profession, having recently retired after more than 30 years with RBC Capital Markets in Canada. We are delighted to have him join us, and we look forward to benefiting from his experience and insight."

Cash Flow and Liquidity

At September 30, 2012, the Company's available cash was $198.5 million, compared to $109.1 million at December 31, 2011. If highly liquid short-term investments are included with available cash, the Company's balance sheet liquidity totaled $274.7 million at September 30, 2012, an increase from $158.6 million at December 31, 2011. Of the Company's current cash balance, $45.9 million is dedicated to the Marathon project (and other related properties) and is unavailable for other corporate purposes. Net working capital -- comprised of total current assets (including available cash and short-term investments), less current liabilities -- decreased to $199.7 million at September 30, 2012, from $251.6 million at year end 2011. The September 30, 2012 amount includes $166.5 million reclassified as the current portion of long-term debt, reflecting convertible debentures that may be redeemed by their holders on March 15, 2013.

Net cash provided by operating activities (which includes changes in working capital) totaled $45.1 million in the third quarter of 2012, compared to $35.2 million of cash provided in the third quarter of 2011. Capital expenditures were $25.4 million in the third quarter of 2012, down from $27.9 million in the third quarter of 2011.

Outstanding debt at September 30, 2012, was $203.3 million, up from $196.0 million at December 31, 2011. The Company's total debt includes the $166.5 million outstanding in the form of convertible debentures, $29.6 million of Exempt Facility Revenue Bonds due in 2020, a capital lease of $6.9 million and $0.3 million for a small installment land purchase. Subsequent to the end of the 2012 third quarter, on October 17, 2012, the Company completed the issuance and sale of $396.75 million of 1.75% convertible senior unsecured notes due in 2032. The Company intends to use the net proceeds from the offering to repay amounts that may come due under the Company's outstanding 1.875% convertible debentures in March 2013, and for general corporate purposes.

Third Quarter Results - Details

For the third quarter of 2012, the Company's mine production was 127,000 PGM ounces. The Company's Stillwater Mine produced 94,100 ounces, a decrease of 2.8% from the 96,800 ounces produced in the third quarter of 2011 and a decrease of 4.1% from the 98,100 ounces produced in the second quarter of 2012. The production decrease from last year's third quarter at the Stillwater Mine was primarily attributable to lower tons mined as a result of the fluctuations in overall mining conditions, the mix of mining stopes, emphasis on mine development and the availability of miners. Production at the Company's East Boulder Mine of 32,900 ounces in the third quarter of 2012 reflected a decrease from the 33,200 ounces produced in the same quarter of 2011 and from the 35,300 ounces produced in the second quarter of 2012.

Revenues for the third quarter of 2012 were $181.0 million, a decline of 28.6% from the $253.7 million recorded in the third quarter of 2011. Proceeds from sales of mined PGMs and by-products totaled $107.1 million in the third quarter of 2012, down 26.1% from the $145.0 million in the same quarter of 2011, reflecting both lower ounces sold and reduced PGM prices during the quarter. Recycling revenues fell by 31.2% to $74.0 million from $107.5 million in the third quarter of 2011 primarily as a result of lower PGM prices. Sales from mine production totaled 124,300 ounces in the third quarter of 2012 at an overall average realization of $803 per ounce, as compared to 137,800 ounces at $988 per ounce in the third quarter of 2011. Sales ounces were less than production in the third quarter of 2012 due to normal timing differences in inventory flows. The Company's average net realization on palladium sales from mine production was $605 per ounce in the third quarter of 2012, compared to $772 per ounce for the same period in 2011. The Company's average net realization on mined platinum was $1,513 per ounce in the third quarter of 2012 and $1,784 per ounce in the third quarter of 2011. London Bullion Market Association afternoon posted prices per ounce for palladium and platinum were $642 and $1,668, respectively, on September 28, 2012, and were $614 and $1,511, respectively, on September 30, 2011.

Consolidated cash costs per mined ounce (a non-GAAP measure defined below) averaged $496 in the third quarter of 2012, up from $439 per ounce for the third quarter of 2011 and $454 per ounce reported for the second quarter of 2012. The Stillwater Mine's total cash costs averaged $469 per ounce in the third quarter of 2012, compared to the $411 per ounce reported in the third quarter of 2011. The East Boulder Mine's total cash costs averaged $574 per ounce during the third quarter of 2012, compared to $520 per ounce during third quarter of 2011. The most significant driver of cash cost per mined ounce growth since the third quarter of last year at both mines was an increase in staffing levels, along with higher wage and benefit rates and lower mine production. The increase in staffing levels was primarily attributable to hiring for the new-miner training program in support of new projects and to accommodate increasing underground travel distances and operations support requirements as the mines expand.

Costs of metals sold (before depletion, depreciation and amortization expense) decreased to $142.0 million in the third quarter of 2012 from $175.5 million in the third quarter of 2011. Mining costs included in costs of metals sold declined slightly to $69.9 million in the 2012 third quarter from $71.0 million in the 2011 third quarter, the result of lower royalties and taxes at lower metals prices. Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $72.1 million in the third quarter of 2012, lower than the $103.3 million reported in the third quarter of 2011. The decrease was due to lower volumes sold and the related lower market value of the materials acquired for processing.

Depletion, depreciation and amortization expense decreased to $14.1 million in the third quarter of 2012 from $15.6 million in the same period of 2011. The decrease is attributable to a lower depreciable base in our fixed asset accounts in 2012, as many assets were fully depreciated during 2010 and 2011. Lower production rates also tend to drive depletion expense lower.

General and administrative ("G&A") costs were $9.9 million in the third quarter of 2012, down from the $13.1 million incurred during the same period of 2011. The third quarter of 2011 included $4.7 million in expenses associated with financing activities and $1.3 million of acquisition costs related to Peregrine Metals Ltd. Exploration expenses totaled $1.7 million for the third quarter of 2012, of which almost all was attributable to the Altar copper-gold project. Exploration expenses incurred during the third quarter of 2011 were $0.3 million. Marketing expenses decreased to $1.9 million in the 2012 third quarter compared to $4.3 million in the same quarter of 2011. Research and development costs decreased to less than $0.1 million in the third quarter of 2012 from $0.5 million in the same quarter of 2011.

Reported net income attributable to common stockholders for the third quarter of 2012 of $13.0 million included, by business segment, income of $23.3 million from mining operations, income of $1.9 million from recycling activities (including financing income), income of $5.0 million related to the Altar copper-gold project (including a foreign currency transaction gain of $6.5 million less exploration costs and G&A costs of $1.5 million), $1.3 million of costs associated with the Marathon properties, and corporate costs of $13.8 million, which included a loss on long-term investments in certain Canadian exploration companies of $1.7 million and marketing expense of $1.9 million.

The Company reported a $2.4 million income tax provision and a $0.3 million cost allocation attributable to noncontrolling interest in the third quarter of 2012. For the third quarter of 2011, the net income attributable to common stockholders of $40.7 million included, by business segment, $58.6 million of income from mining operations and $4.4 million income from recycling activities (including financing income), $0.9 million of costs associated with the Marathon properties and corporate costs of $18.6 million. For the third quarter of 2011, the Company reported a $2.8 million income tax provision.

First Nine Months' Results - Details

During the first nine months of 2012, the Company's mining operations produced 381,200 ounces of palladium and platinum, including 279,900 ounces from the Stillwater Mine and 101,300 ounces from the East Boulder Mine. For the comparable period in 2011, total mine production of 403,800 ounces included Stillwater Mine production of 304,200 ounces and East Boulder production of 99,600 ounces. The decline in ounces produced at the Stillwater Mine for the first nine months of 2012 was primarily the result of normal variation among the stopes available for mining.

Sales of palladium and platinum from mine production totaled 375,400 ounces in the first nine months of 2012 at an overall average realization of $843 per ounce. The first nine months of 2011 saw sales of mine production totaling 389,500 ounces at $981 per ounce. The Company's average realization to date in 2012 on palladium sales from mine production was $640 per ounce, compared to $769 per ounce in the first nine months of 2011. The comparable average realization on platinum from mine production was $1,536 per ounce for the first nine months of 2012 and $1,778 per ounce in the first nine months of 2011.

During the first nine months of 2012, the Company processed about 326,600 ounces of PGMs from recycled catalytic materials, including both purchased catalysts and toll materials processed on behalf of others for a fee. By comparison, in the first nine months of 2011, the Company processed about 374,300 ounces of recycled material. Of the purchased catalysts processed, the Company sold a total of 249,900 ounces of palladium, platinum and rhodium during the first nine months of 2012 at an overall average price of about $1,020 per ounce; for the first nine months of 2011, the Company sold about 190,700 recycled ounces at an average realization of $1,232 per ounce.

Revenues for the first nine months of 2012 totaled $596.9 million, a decrease of 7.6% from the $646.3 million in the first nine months of 2011. Recycling revenues increased to $256.9 million in the first nine months of 2012 from $238.4 million in last year's first nine months, as higher recycling volumes more than offset the lower 2012 PGM prices. Proceeds from sales of mined PGMs totaled $340.0 million in the 2012 first nine months, down from $406.7 million in the same period of 2011.

Costs of metals sold (before depletion, depreciation and amortization expense) increased to $468.3 million in the first nine months of 2012 from $425.5 million in the first nine months of 2011. Mining costs included in total costs of metals sold increased to $218.9 million in the first nine months of 2012 from $196.4 million in the 2011 period. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $249.4 million in the first nine months of 2012, up from $228.0 million in the first nine months of 2011.

Depletion, depreciation and amortization expense decreased to $43.6 million in the first nine months of 2012 compared to $47.4 million in the same period of 2011.

General and administrative ("G&A") costs increased to $32.5 million in the first nine months of 2012 from the $29.4 million for the same period of 2011. This increase in costs for the first nine months of 2012 was primarily attributable to one-time software licensing fees, higher legal and advisory services and growth in project administrative costs. The comparable period in 2011 included $4.7 million in expenses associated with financing activities and $1.3 million of acquisition costs related to Peregrine Metals Ltd. Exploration and related support expenses totaled $13.8 million for the nine months ending September 30, 2012, of which almost all was attributable to the Altar copper-gold project. Marketing expenses remained consistent during the first nine months of 2012 at $7.9 million as compared to $8.0 million in the same time period of 2011. Research and development costs decreased to $0.9 million for the first nine months of 2012 from $1.6 million for the same period in 2011.

The Company's reported net income attributable to common stockholders of $33.6 million for the first nine months of 2012 included, by business segment, $77.9 million of income from mining operations, income of $7.9 million from recycling activities (including financing income), costs of $6.2 million associated with the Marathon properties, costs of $2.5 million related to the Altar copper-gold project (net of a foreign currency transaction gain of $13.2 million), and corporate costs of $40.7 million. For the first nine months of 2012, the Company reported a $3.4 million income tax provision and $0.7 million of costs attributable to noncontrolling interest. The net income attributable to common stockholders of $119.6 million recorded for the first nine months of 2011 included, by business segment, $164.0 million of income from mining operations and $10.7 million of income from recycling activities (including financing income), $1.9 million of costs associated with the Marathon properties and corporate costs of a $40.6 million. The Company reported a $12.6 million income tax provision for the first nine months of 2011.

Third Quarter Results Webcast and Conference Call

Stillwater Mining Company will conduct a conference call to discuss third quarter results at approximately 12:00 p.m. Eastern Daylight Time on Tuesday, October 30, 2012.

Dial-In Numbers:
United States: (800) 230-1059
International: (612) 288-0329

The conference call will be simultaneously webcast through the Company's website at www.stillwatermining.com in the Investor Relations section.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 267982. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2011 Annual Report on Form 10-K, in its quarterly Form 10-Q filings, and in corresponding filings with Canadian securities regulatory authorities. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(in thousands, except per share data)

                                  Three Months Ended    Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2012       2011       2012       2011
                                 ---------  ---------  ---------  ---------
Revenues
  Mine production                $ 107,057  $ 145,033  $ 339,951  $ 406,746
  PGM recycling                     73,987    107,477    256,919    238,430
  Other                                  -      1,142          -      1,142
                                 ---------  ---------  ---------  ---------
      Total revenues               181,044    253,652    596,870    646,318
Costs and expenses
  Costs of metals sold
    Mine production                 69,910     71,006    218,935    196,350
    PGM recycling                   72,096    103,336    249,360    228,042
    Other                                -      1,141          -      1,141
                                 ---------  ---------  ---------  ---------
      Total costs of metals sold   142,006    175,483    468,295    425,533
  Depletion, depreciation and
   amortization
    Mine production                 13,843     15,359     42,848     46,555
    PGM recycling                      264        269        793        796
                                 ---------  ---------  ---------  ---------
      Total depletion,
       depreciation and
       amortization                 14,107     15,628     43,641     47,351
                                 ---------  ---------  ---------  ---------
        Total costs of revenues    156,113    191,111    511,936    472,884
  Exploration                        1,668        290     13,785        365
  Marketing                          1,886      4,337      7,874      7,990
  Research and development              82        525        864      1,605
  General and administrative         9,882     13,149     32,477     29,404
  Abandonment of non-producing
   property                              -          -      2,835          -
  Loss on long-term investments      1,697          -      1,697          -
  (Gain)/Loss on disposal of
   property, plant and equipment        71         84        363       (142)
                                 ---------  ---------  ---------  ---------
        Total costs and expenses   171,399    209,496    571,831    512,106
Operating income                     9,645     44,156     25,039    134,212
Other income/(expense)
  Other                                 82         14        667         26
  Interest income                      271      1,106      1,706      2,839
  Interest expense                  (1,493)    (1,635)    (4,361)    (4,907)
  Foreign currency transaction
   gain/(loss)                       6,605       (142)    13,314         40
                                 ---------  ---------  ---------  ---------
Income before income tax
 provision                          15,110     43,499     36,365    132,210
Income tax provision                (2,418)    (2,758)    (3,405)   (12,579)
                                 ---------  ---------  ---------  ---------
Net income                       $  12,692  $  40,741  $  32,960  $ 119,631
                                 ---------  ---------  ---------  ---------
Net loss attributable to
 noncontrolling interest              (304)         -       (675)         -
                                 ---------  ---------  ---------  ---------
Net income attributable to
 common stockholders             $  12,996  $  40,741  $  33,635  $ 119,631
                                 ---------  ---------  ---------  ---------
Other comprehensive
 income/(loss), net of tax
  Net unrealized gains/(losses)
   on securities available for
   sale                                421       (235)       620       (339)
                                 ---------  ---------  ---------  ---------
Comprehensive income
 attributable to common
 stockholders                    $  13,417  $  40,506  $  34,255  $ 119,292
                                 =========  =========  =========  =========
Weighted average common shares
 outstanding
  Basic                            116,377    103,114    115,918    102,831
  Diluted                          117,145    111,118    116,847    110,967
Basic earnings per share
 attributable to common
 stockholders                    $    0.11  $    0.40  $    0.29  $    1.16

Diluted earnings per share
 attributable to common
 stockholders                    $    0.11  $    0.37  $    0.29  $    1.10
                                 =========  =========  =========  =========

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                               September 30,  December 31,
                                                    2012           2011
                                               -------------  -------------
ASSETS
Cash and cash equivalents                      $     198,475  $     109,097
Investments, at fair market value                     76,252         49,533
Inventories                                          125,495        131,856
Trade receivables                                      9,915          6,188
Deferred income taxes                                 20,154         19,819
Other current assets                                  11,013          9,433
                                               -------------  -------------
  Total current assets                               441,304        325,926
Mineral properties                                   600,751        596,686
Property, plant and equipment, net of $480,083
 and $436,612 of accumulated depletion,
 depreciation and amortization                       403,354        367,727
Restricted cash                                        9,245         25,070
Other noncurrent assets                                9,843         11,915
                                               -------------  -------------
  Total assets                                 $   1,464,497  $   1,327,324
                                               =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                               $      25,894  $      26,880
Accrued compensation and benefits                     30,028         27,573
Property, production and franchise taxes
 payable                                              12,973         14,071
Current portion of long-term debt and capital
 lease obligations                                   168,407              -
Income taxes payable                                       -          1,235
Other current liabilities                              4,344          4,576
                                               -------------  -------------
  Total current liabilities                          241,646         74,335
Long-term debt and capital lease obligations          34,907        196,046
Deferred income taxes                                181,516        193,884
Accrued workers compensation                           6,546          6,056
Asset retirement obligation                            7,801          7,331
Other noncurrent liabilities                           7,828          5,704
                                               -------------  -------------
  Total liabilities                                  480,244        483,356
                                               -------------  -------------
Equity
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000
 shares authorized; none issued                            -              -
Common stock, $0.01 par value, 200,000,000
 shares authorized; 116,756,413 and
 115,375,604 shares issued and outstanding             1,168          1,154
Paid-in capital                                      932,351        878,050
Accumulated deficit                                     (640)       (34,275)
Accumulated other comprehensive loss                    (341)          (961)
                                               -------------  -------------
  Total stockholders' equity                         932,538        843,968
                                               -------------  -------------
Noncontrolling interest                               51,715              -
                                               -------------  -------------
  Total equity                                       984,253        843,968
                                               -------------  -------------
  Total liabilities and stockholders' equity   $   1,464,497  $   1,327,324
                                               =============  =============

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

                                  Three Months Ended    Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2012       2011       2012       2011
                                 ---------  ---------  ---------  ---------
Cash flows from operating
 activities
Net income                       $  12,692  $  40,741  $  32,960  $ 119,631
Adjustments to reconcile net
 income to net cash provided by
 operating activities:
  Depletion, depreciation and
   amortization                     14,107     15,628     43,641     47,351
  (Gain)/Loss on disposal of
   property, plant and equipment        71         84        363       (142)
  Loss on long-term investments      1,697          -      1,697          -
  Foreign currency transaction
   (gain)                           (6,094)         -    (12,703)         -
  Abandonment of non-producing
   property                              -          -      2,835          -
  Accretion of asset retirement
   obligation                          160        147        470        433
  Amortization of debt issuance
   costs                               315        246        944        737
  Share based compensation and
   other benefits                    5,013      3,284     12,899      9,073
Changes in operating assets and
 liabilities:
  Inventories                       (3,700)   (23,267)     6,221    (78,836)
  Trade receivables                 (1,347)       692     (3,727)       299
  Accrued compensation and
   benefits                          1,162       (350)     2,258      3,992
  Accounts payable                   1,064      3,374     (1,270)     8,018
  Property, production and
   franchise taxes payable             634      1,232      1,041      4,176
  Income taxes payable               1,880     (7,242)    (1,235)     2,579
  Workers compensation                 (12)       304        490       (250)
  Restricted cash                   15,750          -     15,825      3,000
  Other                              1,674        333     (2,275)     7,829
                                 ---------  ---------  ---------  ---------
Net cash provided by operating
 activities                         45,066     35,206    100,434    127,890
                                 ---------  ---------  ---------  ---------
Cash flows from investing
 activities
  Capital expenditures             (25,375)   (27,937)   (84,688)   (74,232)
  Purchase of long-term
   investment                            -          -          -       (616)
  Proceeds from disposal of
   property, plant and equipment        12          9         39        236
  Purchases of investments         (36,399)    (7,571)   (68,286)  (105,667)
  Proceeds from maturities of
   investments                      18,454     67,380     42,003    204,397
                                 ---------  ---------  ---------  ---------
Net cash (used in) provided by
 investing activities              (43,308)    31,881   (110,932)    24,118
                                 ---------  ---------  ---------  ---------
Cash flows from financing
 activities
  Proceeds from sale of
   noncontrolling interest, net
   of transaction costs                  -          -     93,821          -
  Issuance of long-term debt             -          -      7,176          -
  Payments on long term debt and
   capital lease obligations          (451)         -       (946)         -
  Payments for debt issuance
   costs                                 -          -       (219)         -
  Issuance of common stock              11         60         44        785
                                 ---------  ---------  ---------  ---------
Net cash (used in) provided by
 financing activities                 (440)        60     99,876        785
                                 ---------  ---------  ---------  ---------
Cash and cash equivalents
  Net increase                       1,318     67,147     89,378    152,793
  Balance at beginning of period   197,157    105,009    109,097     19,363
                                 ---------  ---------  ---------  ---------
Balance at end of period         $ 198,475  $ 172,156  $ 198,475  $ 172,156
                                 =========  =========  =========  =========

Stillwater Mining Company
Key Operating Factors
(Unaudited)

                                                  Three Months  Nine Months
                                                     Ended         Ended
                                                 September 30, September 30,
                                                 ------------- -------------
(in thousands, except where noted)                2012   2011   2012   2011
                                                 ------ ------ ------ ------
OPERATING AND COST DATA FOR MINE PRODUCTION

Consolidated:
Ounces produced
Palladium                                            98    100    294    311
Platinum                                             29     30     87     93
                                                 ------ ------ ------ ------
Total                                               127    130    381    404
                                                 ====== ====== ====== ======
Tons milled                                         262    283    801    873
Mill head grade (ounce per ton)                    0.52   0.49   0.51   0.50
Sub-grade tons milled (1)                            19     24     49     64
Sub-grade tons mill head grade (ounce per ton)     0.18   0.19   0.17   0.18
Total tons milled(1)                                281    307    850    937
Combined mill head grade (ounce per ton)           0.50   0.47   0.49   0.47
Total mill recovery (%)                              92     92     92     92
Total operating costs per ounce (Non-GAAP) (2)   $  417 $  340 $  406 $  324
Total cash costs per ounce (Non-GAAP) (2)        $  496 $  439 $  487 $  419
Total production costs per ounce (Non-GAAP) (2)  $  608 $  553 $  600 $  531
Total operating costs per ton milled (Non-GAAP)
 (2)                                             $  189 $  144 $  182 $  140
Total cash costs per ton milled (Non-GAAP) (2)   $  225 $  186 $  219 $  181
Total production costs per ton milled (Non-GAAP)
 (2)                                             $  276 $  235 $  269 $  229
Stillwater Mine:
Ounces produced
Palladium                                            72     74    215    234
Platinum                                             22     22     65     70
                                                 ------ ------ ------ ------
Total                                                94     96    280    304
                                                 ====== ====== ====== ======
Tons milled                                         156    184    496    573
Mill head grade (ounce per ton)                    0.64   0.55   0.61   0.56
Sub-grade tons milled (1)                            10     17     27     49
Sub-grade tons mill head grade (ounce per ton)     0.24   0.23   0.22   0.21
Total tons milled (1)                               166    201    523    622
Combined mill head grade (ounce per ton)           0.62   0.53   0.59   0.53
Total mill recovery (%)                              92     92     92     92
Total operating costs per ounce (Non-GAAP) (2)   $  395 $  317 $  382 $  312
Total cash costs per ounce (Non-GAAP) (2)        $  469 $  411 $  457 $  401
Total production costs per ounce (Non-GAAP) (2)  $  582 $  532 $  574 $  520
Total operating costs per ton milled (Non-GAAP)
 (2)                                             $  224 $  152 $  204 $  153
Total cash costs per ton milled (Non-GAAP) (2)   $  266 $  197 $  244 $  196
Total production costs per ton milled (Non-GAAP)
 (2)                                             $  330 $  256 $  307 $  254

Stillwater Mining Company
Key Operating Factors (continued)
(Unaudited)

                                                  Three Months  Nine Months
                                                     Ended         Ended
                                                 September 30, September 30,
                                                 ------------- -------------
                                                  2012   2011   2012   2011
                                                 ------ ------ ------ ------
OPERATING AND COST DATA FOR MINE PRODUCTION
(Continued)

East Boulder Mine:
Ounces produced
Palladium                                            26     26     79     77
Platinum                                              7      8     22     23
                                                 ------ ------ ------ ------
Total                                                33     34    101    100
                                                 ====== ====== ====== ======
Tons milled                                         106     99    305    300
Mill head grade (ounce per ton)                    0.34   0.37   0.36   0.37
Sub-grade tons milled (1)                             9      7     22     15
Sub-grade tons mill head grade (ounce per ton)     0.10   0.09   0.11   0.10
Total tons milled (1)                               115    106    327    315
Combined mill head grade (ounce per ton)           0.32   0.35   0.35   0.36
Total mill recovery (%)                              90     90     90     89
Total operating costs per ounce (Non-GAAP) (2)   $  480 $  407 $  472 $  362
Total cash costs per ounce (Non-GAAP) (2)        $  574 $  520 $  570 $  474
Total production costs per ounce (Non-GAAP) (2)  $  684 $  616 $  674 $  567
Total operating costs per ton milled (Non-GAAP)
 (2)                                             $  138 $  129 $  147 $  114
Total cash costs per ton milled (Non-GAAP) (2)   $  165 $  165 $  177 $  150
Total production costs per ton milled (Non-GAAP)
 (2)                                             $  197 $  195 $  209 $  179

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and
    Probable Ore Reserves - Discussion" in the Company's 2011 Annual Report
    on Form 10-K for further information.
(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs. Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under
    U.S. Generally Accepted Accounting Principles (GAAP). Please see
    "Reconciliation of Non-GAAP Measures to Costs of Revenues" and the
    accompanying discussion for additional detail.

Stillwater Mining Company
Key Operating Factors (continued)
(Unaudited)

                                               Three Months    Nine Months
                                                  Ended           Ended
(in thousands, except for average prices)     September 30,   September 30,
                                               2012    2011    2012    2011
                                             ------- ------- ------- -------
SALES AND PRICE DATA
Ounces sold
Mine production:
  Palladium (oz.)                                 97     109     290     308
  Platinum (oz.)                                  27      29      85      82
                                             ------- ------- ------- -------
    Total                                        124     138     375     390
                                             ------- ------- ------- -------

PGM recycling: (1)
  Palladium (oz.)                                 42      49     145     106
  Platinum (oz.)                                  27      31      86      71
  Rhodium (oz.)                                    6       6      19      13
                                             ------- ------- ------- -------
    Total                                         75      86     250     190
                                             ------- ------- ------- -------

Other: (5)
  Platinum (oz.)                                   -       1       -       1

By-products from mining: (2)
  Rhodium (oz.)                                    1       2       3       2
  Gold (oz.)                                       2       2       7       6
  Silver (oz.)                                     1       1       4       4
  Copper (lb.)                                   219     218     568     612
  Nickel (lb.)                                   295     301     836     972

Average realized price per ounce(3)
Mine production:
  Palladium ($/oz.)                          $   605 $   772 $   640 $   769
  Platinum ($/oz.)                           $ 1,513 $ 1,784 $ 1,536 $ 1,778

Combined ($/oz)(4)                               803 $   988 $   843 $   981
PGM recycling: (1)
  Palladium ($/oz.)                          $   620 $   767 $   651 $   744
  Platinum ($/oz.)                           $ 1,491 $ 1,788 $ 1,545 $ 1,770
  Rhodium ($/oz)                             $ 1,327 $ 2,192 $ 1,449 $ 2,272
Combined ($/oz)(4)                           $   985 $ 1,230 $ 1,020 $ 1,232
Other: (5)
  Platinum ($/oz.)                           $     - $ 1,774 $     - $ 1,774

By-products from mining: (2)
  Rhodium ($/oz.)                            $ 1,124 $ 1,832 $ 1,310 $ 1,857
  Gold ($/oz.)                               $ 1,692 $ 1,703 $ 1,659 $ 1,519
  Silver ($/oz.)                             $    32 $    41 $    31 $    37
  Copper ($/lb.)                             $  3.34 $  3.87 $  3.42 $  3.99
  Nickel ($/lb.)                             $  6.16 $  8.39 $  6.77 $  9.70

Average market price per ounce(3)
  Palladium ($/oz.)                          $   611 $   753 $   641 $   768
  Platinum ($/oz.)                           $ 1,496 $ 1,771 $ 1,535 $ 1,782
Combined ($/oz)(4)                           $   804 $   970 $   843 $   981

(1) Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.
(2) By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(3) The Company's average realized price represents revenues, which include the effect of hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.
(4) The Company reports a combined average realized and a combined average market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.
(5) Ounces sold and average realized price per ounce from Other relate to ounces purchased in the open market for resale.

Reconciliation of Non-GAAP Measures to Costs of Revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Consolidated Statement of Operations and Comprehensive Income) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Consolidated Statement of Operations and Comprehensive Income. For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to total costs of revenues as reported in the Company's Consolidated Statement of Operations and Comprehensive Income.

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, revenues from the sale of mined by-products and timing differences resulting from changes in product inventories. This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company's mines.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or combined. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or combined by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

                                     Three Months Ended  Nine Months Ended
                                        September 30,       September 30,
(in thousands)                         2012      2011      2012      2011
                                     --------  --------  --------  --------
Consolidated:
Reconciliation to consolidated costs
 of revenues:
Total operating costs (Non-GAAP)     $ 52,943  $ 44,212  $154,686  $130,966
  Royalties, taxes and other           10,108    12,823    31,023    38,251
                                     --------  --------  --------  --------
Total cash costs (Non-GAAP)          $ 63,051  $ 57,035  $185,709  $169,217
  Asset retirement costs                  160       147       471       432
  Depletion, depreciation and
   amortization                        13,843    15,359    42,848    46,555
  Depletion, depreciation and
   amortization (in inventory)            217      (580)     (141)   (1,670)
                                     --------  --------  --------  --------
Total production costs (Non-GAAP)    $ 77,271  $ 71,961  $228,887  $214,534
  Change in product inventories        (2,764)    2,068       973    (6,143)
  Cost of PGM recycling                72,096   103,336   249,360   228,042
  PGM recycling - depreciation            264       269       793       796
  Add: Profit from by-products          7,212     8,969    23,563    24,508
  Add: Profit from PGM recycling        2,034     4,508     8,360    11,147
                                     --------  --------  --------  --------
Total consolidated costs of revenues $156,113  $191,111  $511,936  $472,884
                                     ========  ========  ========  ========
Stillwater Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)     $ 37,147  $ 30,686  $106,839  $ 94,963
  Royalties, taxes and other            7,025     9,056    21,079    27,091
                                     --------  --------  --------  --------
Total cash costs (Non-GAAP)          $ 44,172  $ 39,742  $127,918  $122,054
  Asset retirement costs                  148       137       436       401
  Depletion, depreciation and
   amortization                        10,439    12,126    32,676    36,282
  Depletion, depreciation and
   amortization (in inventory)             31      (513)     (453)     (637)
                                     --------  --------  --------  --------
Total production costs (Non-GAAP)    $ 54,790  $ 51,492  $160,577  $158,100
  Change in product inventories        (2,206)    1,666     1,088    (5,544)
  Add: Profit from by-products          4,692     5,950    15,294    15,834
  Add: Profit from PGM recycling        1,504     3,353     6,119     8,373
                                     --------  --------  --------  --------
Total costs of revenues              $ 58,780  $ 62,461  $183,078  $176,763
                                     ========  ========  ========  ========
East Boulder Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)     $ 15,796  $ 13,525  $ 47,848  $ 36,002
  Royalties, taxes and other            3,083     3,767     9,943    11,160
                                     --------  --------  --------  --------
Total cash costs (Non-GAAP)          $ 18,879  $ 17,292  $ 57,791  $ 47,162
  Asset retirement costs                   12        11        35        32
  Depletion, depreciation and
   amortization                         3,404     3,233    10,173    10,273
  Depletion, depreciation and
   amortization (in inventory)            186       (66)      311    (1,032)
                                     --------  --------  --------  --------
Total production costs (Non-GAAP)    $ 22,481  $ 20,470  $ 68,310  $ 56,435
  Change in product inventories          (558)     (740)     (115)   (1,741)
  Add: Profit from by-products          2,520     3,019     8,269     8,674
  Add: Profit from PGM recycling          530     1,155     2,241     2,774
                                     --------  --------  --------  --------
Total costs of revenues              $ 24,973  $ 23,904  $ 78,705  $ 66,142
                                     ========  ========  ========  ========
PGM Recycling
Reconciliation to costs of revenues:
  Cost of open market purchases             -     1,141         -     1,141
  PGM recycling - depreciation            264       269       793       796
  Cost of PGM recycling                72,096   103,336   249,360   228,042
                                     --------  --------  --------  --------
Total costs of revenues              $ 72,360  $104,746  $250,153  $229,979
                                     ========  ========  ========  ========

CONTACT:
Mike Beckstead
(406) 373-8971